                   SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  / X /

Filed by a Party other than the Registrant  /   /

Check the appropriate box:

/   /   Preliminary Proxy Statement

/  /    Confidential, for Use of the Commission Only
        (as permitted by Rule 14a-6(e)(2))

/ X /   Definitive Proxy Statement

/   /   Definitive Additional Materials

/   /   Soliciting Material Pursuant to Section 240.14a-11(c) or
        Section 240.14a-12

                         Fred Meyer, Inc.
- -----------------------------------------------------------------
          (Name of Registrant as Specified In Its Charter)

                         Fred Meyer, Inc.
- -----------------------------------------------------------------
            (Name of Person(s) Filing Proxy Statement
                  if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ X /   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
        14a-6(i)(2) or Item 22(a)(2) of Schedule 14A

/   /   $500 per each party to the controversy pursuant to
        Exchange Act Rule 14a-6(i)(3)

/   /   Fee computed on table below per Exchange Act Rules
        14a-6(i)(4) and 0-11

        1) Title of each class of securities to which transaction applies:


             ---------------------------------------------------

        2) Aggregate number of securities to which transaction applies:


             ---------------------------------------------------

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
             Rule 0-11:*


             ----------------------------------------------------

        4)   Proposed maximum aggregate value of transaction:


             ----------------------------------------------------

        5)   Total free paid:


             ----------------------------------------------------

/   /   Fee paid previously with preliminary materials.

* Set forth the amount on which the filing fee is calculated and state how it was determined.

/   /   Check box if any part of the fee is offset as provided by
        Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)   Amount Previously Paid:


             ---------------------------------------------------

        2)   Form, Schedule or Registration Statement No.:


             --------------------------------------------------

        3)   Filing Party:


             ---------------------------------------------------

        4)   Date Filed:


             ---------------------------------------------------

                         FRED MEYER, INC.


     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, JUNE 27, 1995

To the Shareholders of Fred Meyer, Inc.:

       The annual meeting of the shareholders of Fred Meyer, Inc., a Delaware corporation, will be held on Tuesday, June 27, 1995 at 1:00 p.m., Pacific Time at the Red Lion Inn (East), Jantzen Beach, 909 N. Hayden Island Drive, Portland, Oregon for the following purposes:

       1.  to elect a Board of Directors for the ensuing year;

       2. to vote on approval of proposed amendments to the Company's 1990 Stock Incentive Plan, as amended, to increase the number of shares of Common Stock reserved for issuance under the Plan and make certain other changes; and

       3. to transact such other business as may properly come before the meeting and at any adjournment thereof.

       Only shareholders of record at the close of business on Monday, May 1, 1995 will be entitled to vote at the Annual
Meeting.

       You are respectfully requested to date and sign the enclosed proxy and return it in the postage prepaid envelope enclosed for that purpose. You may attend the meeting in person even though you have sent in your proxy, since retention of the proxy is not necessary for admission to or identification at the meeting.

                         By Order of the Board of Directors



                         Roger A. Cooke
                         Senior Vice President, General Counsel
                         and Secretary

Portland, Oregon
May 5, 1995

                         PROXY STATEMENT

       The mailing address of the principal executive offices of the Company is P.O. Box 42121, Portland, Oregon 97242. The approximate date this proxy statement and the accompanying proxy form are first being sent to shareholders is May 17, 1995.

       UPON WRITTEN REQUEST TO ROGER A. COOKE, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, ANY PERSON WHOSE PROXY IS SOLICITED BY THIS PROXY STATEMENT WILL BE PROVIDED WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K.

              SOLICITATION AND REVOCABILITY OF PROXY

       The enclosed proxy is solicited on behalf of the Board of Directors of Fred Meyer, Inc., a Delaware corporation, for use at the Annual Meeting of Shareholders to be held on June 27, 1995 and at any adjournment thereof. The Company will bear the cost of preparing and mailing the proxy, proxy statement, and any other material solicited by use of the mails. Officers and employees of the Company may also solicit proxies by telephone or personal contact. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of the stock held in their names.

       Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing with the Company, attention Roger A. Cooke, Senior Vice President, General Counsel and Secretary, an instrument of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by affirmatively electing to vote in person while in attendance at the meeting. However, a shareholder who attends the meeting need not revoke his proxy and vote in person unless he wishes to do so. All valid, unrevoked proxies will be voted at the annual meeting.

           VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

       The Common Stock is the only authorized voting security of the Company currently outstanding. The record date for determining holders of Common Stock entitled to vote at the Annual Meeting is May 1, 1995. On that date there were 26,702,580 shares of Common Stock outstanding entitled to one vote per share. The Common Stock does not have cumulative voting rights.

       The following table shows ownership of shares of Common Stock of the Company on March 1, 1995 by the only persons who, to the knowledge of the Board of Directors, beneficially owned more than 5% of the Common Stock, and by all officers and directors as a group:

                                  Number of       Approximate
Name                              Shares(1)         Percent
- ----                            -------------     -----------
KKR Associates                  10,700,038(2)        38.0%
9 West 57th Street
New York, NY 10019

19 Officers and                 11,722,984(3)        40.9%
Directors as a group
_______________

(1) Shares held directly with sole voting and sole investment power unless otherwise indicated.

(2) KKR Associates is a limited partnership of which Paul E. Raether, Michael W. Michelson and Saul A. Fox, directors of the Company, are three of twelve general partners. Jerome Kohlberg, Jr., a director of the Company, is a limited partner of KKR Associates. Shares shown as owned by KKR Associates are owned of record by FMI Associates Limited Partnership ("FMI Associates"), of which KKR Associates is the sole general partner and as to which it possesses 100% of the voting power and investment power. Messrs. Raether, Michelson and Fox beneficially own an additional 11,000; 4,000; and 6,000 shares, respectively. Shares shown as beneficially owned by KKR Associates include 1,566,441 shares which FMI Associates has the right to acquire pursuant to a presently exercisable option. See "Certain Transactions."

(3) Includes 2,046,304 shares subject to options that are currently exercisable or become exercisable within 60 days of March 1, 1995. Includes 9,159,069 shares for which beneficial ownership is disclaimed.

                      ELECTION OF DIRECTORS

       The directors of the Company are elected at the Annual
Meeting in June to serve for one year and until their successors are elected. The nominees for director are listed below together with certain information about each of them.

      Name and              Principal                 Number of
        Year              Occupation or              Shares Held
       Elected            Position with               on March 1,    Approximate
      to Board               Company         Age       1995(1)         Percent
- ---------------------  -------------------  -----  ---------------  -------------
Saul A. Fox            General Partner,      41     10,706,038(2)       38.0%
(1986)                 Kohlberg Kravis
                       Roberts & Co.

A. M. Gleason          Retired Chief         64          7,208(3)       less than
(1992)                 Executive Officer                                   1%
                       of PacifiCorp

Jerome Kohlberg, Jr.   General Partner,      69             --(2)         --
(1981)                 Kohlberg & Co.

Roger S. Meier         President,            69         19,508(4)       less than
(1985)                 AMCO, Inc.                                          1%

Michael W. Michelson   General Partner,      43     10,704,038(2)(5)    38.0%
(1981)                 Kohlberg Kravis
                       Roberts & Co.

Robert G. Miller       Chairman of the       50        283,967(6)        1.1%
(1991)                 Board and Chief
                       Executive
                       Officer of the
                       Company

Paul E. Raether        General Partner,      48     10,711,038(2)(7)    38.0%
(1986)                 Kohlberg Kravis
                       Roberts & Co.
_______________

(1) Shares held directly with sole voting and sole investment power unless otherwise indicated. Includes shares subject to options that are currently exercisable or become exercisable within 60 days of March 1, 1995.

(2)  See "Voting Securities and Principal Shareholders."

(3)  Includes 1,205 shares subject to the Non-Employee Directors
     Stock Compensation Plan.

(4) Includes 5,000 shares owned by Mr. Meier's spouse and 2,500 shares owned by a family partnership of which Mr. Meier is general partner. Beneficial ownership is disclaimed as to such shares. Also includes 1,205 shares subject to the Non-Employee Directors Stock Compensation Plan.

(5) Includes 2,334 shares owned by a family trust. Also includes 1,666 shares owned by a family trust as to which ownership is disclaimed.

(6) Includes 1,125 shares owned by Mr. Miller's son. Beneficial ownership is disclaimed as to such shares.

(7) Ownership is disclaimed as to 11,000 shares, which are owned by a family trust.

       Mr. Fox became a general partner of Kohlberg Kravis Roberts & Co. ("KKR") in 1990 and prior to that time had been an executive of KKR since June 1984. Mr. Fox is a director of American Re Corporation and Union Texas Petroleum Holdings, Inc.

       Mr. Gleason was until May 1, 1995 Vice Chairman of the Board of Directors of PacifiCorp, a diversified public utility. He is also a former president and chief executive officer of PacifiCorp and Pacific Telecom, Inc., a telecommunications company. Mr. Gleason is a director of Tektronix, Inc., Blount, Inc. and Comdial Corporation.

       Mr. Kohlberg was a general partner of KKR from its organization in 1976 until 1987 when he became a limited partner.
He has been a general partner of Kohlberg & Co., a privately owned merchant banking enterprise, since its organization in 1987. Mr. Kohlberg is a director of ABT Building Products
Corporation.

       Mr. Meier has been president and chief executive officer of AMCO, Inc., a privately owned investment enterprise, for more than the last five years. Mr. Meier is a director of Key Bank of Oregon and Red Lion Properties, Inc., a general partner of Red Lion Inns Limited Partnership and a trustee of Acorn Investment Trust.

       Mr. Michelson has been associated with KKR since July
1981 and has been a general partner since January 1987.
Mr. Michelson is a director of Auto Zone, Inc., Owens-Illinois, Inc., Owens-Illinois Group, Inc., Union Texas Petroleum Holdings, Inc. and Red Lion Properties, Inc. and a general partner of Red Lion Inns Limited Partnership.

       Mr. Miller became Chairman of the Board and Chief Executive Officer of the Company in August 1991. Prior to that time he was employed by Albertson's Inc., where his most recent positions were Executive Vice President of Retail Operations from 1989 to 1991 and Senior Vice President and Regional Manager from 1985 to 1989. Mr. Miller is a director of PacifiCorp.

       Mr. Raether has been a general partner of KKR since April
1986.  Mr. Raether is a director of Duracell International Inc.,
IDEX Corporation, The Stop & Shop Companies, Inc., Flagstar
Companies, Inc. and Flagstar Corporation.

       Further information with respect to Messrs. Fox, Kohlberg, Michelson and Raether is set forth in "Voting
Securities and Principal Shareholders" and "Certain
Transactions."

       The Board of Directors met five times during the last fiscal year. Each director (except for Messrs. Fox and Kohlberg) attended at least 75% of the aggregate number of meetings of the Board of Directors and any committee of which the director was a member for the period during which such director served. Directors who are not employees of the Company receive an annual fee of $22,500 unless such director participates in the Non-Employee Directors Stock Compensation Plan. Directors who participate in the Non-Employee Directors Stock Compensation Plan receive an annual fee of $10,000. Under the Non-Employee Directors Stock Compensation Plan, the balance of the current annual fee is paid in the Company's Common Stock. Participants are awarded $62,500 worth of the Company's Common Stock every five years. Participants having fewer than five years of service remaining before reaching retirement age receive stock awards equivalent to $12,500 for each remaining year. Shares awarded under this plan are subject to forfeiture over the five-year period following the award (or shorter period to retirement) if the recipient ceases to be a director. The shares awarded under the plan are purchased in the market with funds supplied by the Company, and the certificates are then held by the Company until the forfeiture restrictions lapse. Directors have voting and dividend rights with respect to the shares.

       Directors who are not employees of the Company also receive a fee of $500 per board or committee meeting attended.
The current standing committees of the Board of Directors are as follows:

   -- The Board of Directors has an Executive Committee consisting of Robert G. Miller (Chairman), Roger S. Meier and Michael W. Michelson. There were no meetings of the Executive Committee held in 1994. The Executive Committee has the authority to act for the Board of Directors of the Company between meetings of the Board to the full extent permitted by the Delaware General Corporation Law.

   -- The Board of Directors has an Audit Committee consisting of A. M. Gleason (Chairman) and Roger S. Meier. The Audit Committee met three times during 1994. It reviews the planned scope and results of the annual audit, confers with the independent auditors and reviews their recommendations with respect to accounting, internal controls and other matters, and confers with Company finance, accounting and internal audit personnel.

   -- The Board of Directors has a Compensation Committee consisting of Roger S. Meier (Chairman), Saul A. Fox and Michael W. Michelson. It met five times during 1994. The Board of Directors has delegated the authority to administer the Company's stock incentive plans and other compensation matters to the Compensation Committee.

       The shares represented by each proxy will be voted with respect to the election of the nominees in accordance with the instructions specified in the proxy form. If no instructions are given, proxies will be voted for the election of the nominees and in accordance with this proxy statement on any other business that may properly come before the meeting. If for some unforeseen reason any of the nominees should not be available as a candidate for director, the number of directors constituting the Board of Directors may be reduced prior to the meeting or the proxies may be voted for such other candidate or candidates as may be nominated by the Board of Directors, in accordance with the authority conferred in the proxy.

       Directors are elected by a plurality of the votes cast by holders of the shares entitled to vote at the Annual Meeting if a quorum is present. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but have no effect in the determination of whether a plurality exists with respect to a given nominee.

                      EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

       The following table sets forth compensation paid to the Chief Executive Officer of the Company and the other four most highly compensated executive officers of the Company for services in all capacities to the Company and its subsidiaries during each of the last three fiscal years.


                                      Annual Compensation                          Long Term Compensation
                                -----------------------------------   -----------------------------------------------------
                                                                               Awards                     Payouts
                                                                      -----------------------   ---------------------------
                                                                                                Long-Term
     Name and                                             Other       Restricted   Securities   Incentive        All
     Principal                                            Annual        Stock      Underlying      Plan         Other
     Position            Year   Salary(1)   Bonus(1)   Compensation     Awards      Options      Payouts    Compensation(2)
- ----------------------   ----   ---------   --------   ------------   ----------   ----------   ---------   ---------------
Robert G. Miller         1994   $555,481          --    $  3,380(3)           --           --          --       $63,831
  Chairman of the        1993    531,634    $212,654      55,008(3)           --           --          --        51,566
  Board and Chief        1992    505,610     409,251      53,941(3)           --           --          --        21,354
  Executive Officer

Cyril K. Green           1994    306,258          --          --              --           --          --        47,135
  President and          1993    297,875      83,405          --              --           --          --        48,117
  Chief Operating        1992    288,882     164,299          --              --           --          --        15,260
  Officer

Curt A. Lerew, III       1994    249,327       6,000          --              --           --          --        41,898
  Senior Vice            1993    242,006      60,859          --              --           --          --        18,923
  President              1992    229,362     103,499     120,419(4)           --           --          --         8,309

Mary F. Sammons          1994    251,635          --          --              --           --          --        40,497
  Senior Vice            1993    225,481      43,100          --              --           --          --        32,312
  President              1992    202,912     100,435         705              --           --     $10,600(5)     10,553

Ronald J. McEvoy         1994    219,538          --          --              --           --          --        39,486
  Senior Vice            1993    211,538      54,546          --              --           --          --        14,798
  President              1992    204,053      85,161     210,933(6)           --           --          --         7,120
___________________

(1) Includes compensation deferred at the election of the executive under the Company's Profit Sharing Plan and under the Company's Excess Deferral Plan. Under the Company's Profit Sharing Plan, officers and other employees of the Company may elect to defer up to the lesser of $9,240 or 15% of their compensation, subject to limitations under the Internal Revenue Code.
      Amounts under the Profit Sharing Plan are generally paid to employees upon retirement.

(2) Amounts shown for the fiscal year 1994 consist of: (i) Company contributions of $32,761, $16,631, $13,325, $12,565 and $11,705
      to the above-named executive officers, respectively, under the Profit Sharing Plan and Excess Deferral Plan, (ii) $6,070, $5,504, $3,573, $2,932, and $2,781 paid by the Company to the above-named executive officers, respectively, as premiums under its Long-Term Disability Plan and (iii) $25,000 for each named executive officer paid by the Company for life insurance under the Supplemental Income Plan.

(3) The Company has agreed to pay certain benefits to Mr. Miller in connection with his employment, including (i) use of an automobile and payment of all operating expenses associated with its use; (ii) reimbursement of reasonable relocation expenses (which in 1993 amounted to $54,420); (iii) reimbursement of the cost of one club membership (which in 1992 included a $39,042 initiation fee and dues); and (iv) certain death, disability, retiree medical and retirement benefits. In the event of his termination for any reason other than cause, death or permanent disability, Mr. Miller is entitled to payment of two years of compensation at his then-current, annual salary (payable without interest). Assuming Mr. Miller retires at age 62, he will be entitled to receive an additional monthly retirement benefit of $10,805 for the remainder of his life.

(4) The Company paid amounts to Mr. Lerew in 1992 as reimbursement for reasonable relocation expenses in connection with his employment.

(5) Amount represents a payment pursuant to a cash incentive award of 2,000 units, based upon an amount per unit equivalent to the increase in book value over five years of a share of common stock for the period the unit was outstanding, adjusted to exclude certain items. The award was granted in fiscal year 1985 in lieu of stock options and was paid in three equal installments during the fiscal years 1992, 1991 and 1990.

(6) The Company paid amounts to Mr. McEvoy in 1992 as reimbursement for reasonable relocation expenses in connection with his employment.


STOCK OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
OPTION VALUES.

       The following table indicates (i) stock options exercised by certain executive officers during 1994, including the value realized on the date of exercise, (ii) the number of shares subject to exercisable (vested) and unexercisable (unvested) stock options as of January 28, 1995, and (iii) the value of "in-the-money" options, which represents the positive spread between the exercise price of existing stock options and the year-end price of the Common Stock.

                                                                     Number of                        Value of
                                                               Securities Underlying          Unexercised In-the-Money
                                                             Unexercised Options Held               Options Held
                                                               at January 28, 1995               at January 28, 1995
                        Shares Acquired                     -----------   -------------   --------------   ----------------
      Name                on Exercise      Value Realized   Exercisable   Unexercisable   Exercisable(1)   Unexercisable(1)
- ---------------------   ---------------    --------------   -----------   -------------   --------------   ----------------
Robert G. Miller              --                 --           100,000         200,000       $1,087,500        $2,175,000

Cyril K. Green                --                 --                --              --               --                --

Curt A. Lerew, III            --                 --            60,000          40,000          577,500           385,000

Mary F. Sammons               --                 --            79,796              --        1,495,076                --

Ronald J. McEvoy              --                 --            40,000          25,000          625,000           390,625
_______________

(1)      Calculated based on the January 27, 1995 stock price of $32.625.

LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

       The following table provides information regarding incentive awards granted to the executive officers under the Company's Capital Bonus Plan (the "Capital Bonus Plan") for 1994. Under the Capital Bonus Plan, 20% of the annual bonus an individual officer would earn at the Company's budgeted goals for pre-tax income, operational income, and/or departmental expenses are deferred and held in a Company account, to be paid to the officer based upon a defined distribution formula that compares actual retail cash flows to projected retail cash flows for new stores and major remodels with capital expenditure budgets that exceed $1,000,000 each. The amount paid out will be based on actual results achieved, measured by the aggregate cash flow for all projects, plus interest earnings based on the Company's average borrowing rate.

                                                                  Estimated Future Payouts
                                                              under Non-Stock Price-Based Plans
                                                         ----------------------------------------------
                        Number of       Performance
                      Shares, Units   or Other Period
                         or Other     Until Maturation
        Name              Rights        or Payout(1)     Threshold(2)(5)   Target(3)(5)   Maximum(4)(5)
- -------------------   -------------   ----------------   ---------------   ------------   -------------
Robert G. Miller         --                 4/98              $0             $27,808        $55,615
                                            4/99               0              27,807         55,615

Cyril K. Green           --                 4/98               0              10,694         21,388
                                            4/99               0              10,694         21,388

Curt A. Lerew, III       --                 4/98               0               7,558         15,115
                                            4/99               0               7,557         15,115

Mary F. Sammons          --                 4/98               0               7,558         15,115
                                            4/99               0               7,557         15,115

Ronald J. McEvoy         --                 4/98               0               6,152         12,303
                                            4/99               0               6,151         12,303
_______________

(1) Payments will be made after the end of the second and third full years' operations after a remodel/new store is in service. Fifty percent (50%) of the participant's investment in the deferred account will be paid out in the third year following the year in which the investment was set aside and the balance will be paid out in the fourth year.

(2) Cash flows of 90% of the projected cash flow entitle the officer to a 50% payout; the Board of Directors has discretion to determine payouts when cash flows are less than 90%, which could be zero.

(3) The target award is 20% of a participant's annual bonus earned at budgeted pretax income, operational income, and/or departmental expense determined by multiplying the individual's base salary by a pre-approved bonus percentage.

(4) Cash flows of 120% of the projected cash flow entitle the participant to a 200% payout.

(5) Excludes the amount of interest earned, which will be determined based on the Company's average borrowing rate.

RETIREMENT PLAN.

       The Company has adopted a nonqualified Supplemental Income Plan to provide supplemental retirement and death benefits to key executive employees. The plan is administered by the Compensation Committee. Any key executive of the Company who holds a position of Senior Vice President or higher is eligible to participate in this plan. The Committee selects participants from those eligible employees recommended by the Company's Chief Executive Officer. A participant is entitled to receive full benefits under the Company's plan upon normal retirement by termination of employment after age
62. A participant is also entitled to receive reduced benefits if the participant voluntarily terminates his or her employment, is terminated without cause or dies before age 62. The normal retirement benefit is a projected annual amount, to be paid in equal monthly installments for 15 years, based upon the estimated cash surrender value, less the premiums paid and other expenses of the Company, of a Company-owned life insurance policy purchased on the life of the executive. The actual benefit will vary from the projected benefit based on actual dividend experience. The Company guarantees each participant a minimum benefit equal to at least 60 percent of the projected benefit. Based on certain assumptions, the projected annual benefits payable to Messrs. Miller, Lerew and McEvoy and Ms. Sammons upon retirement at normal retirement age would be $63,000, $102,400, $102,400 and $96,250, respectively. In lieu of the monthly installments over 15 years, upon Mr. Green's retirement, the Company will assign to Mr. Green his life insurance policy.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.

       The Compensation Committee of the Board of Directors (the "Committee") is composed of three outside directors and, pursuant to authority delegated by the Board, determines the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company.

       The Company's objectives for executive compensation are to
(i) attract and retain key executives important to the long term success of the Company; (ii) reward executives for performance and enhancement of shareholder value; and (iii) align the interests of the executive officer with the success of the Company by making a portion of the compensation based upon corporate performance.

       Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to certain of its most highly compensated officers. The levels of salary and bonus paid by the Company for fiscal 1994 did not exceed this limit. The $1,000,000 cap on deductibility will not apply to compensation that qualifies as "performance-based compensation." Under proposed regulations, performance-based compensation includes compensation received upon the exercise of an incentive stock option or a non-statutory stock option that meets certain requirements. The option exercise compensation is equal to the excess of the market price at the time of exercise over the option price and, unless limited by Section 162(m), is generally deductible by the Company. It is the Company's current policy generally to grant options that meet the requirements of the proposed regulations. The Company's Stock Incentive Plan is proposed to be amended to meet those requirements. See "Proposal to Amend the Stock Incentive Plan."

       Section 11 of the Stock Incentive Plan is also proposed to be amended to permit certain cash and stock compensation to qualify as "performance-based compensation" under the proposed regulations.
The Company's Bonus Plan described below is being implemented pursuant to the terms of Section 11 of the Stock Incentive Plan and is intended to qualify under the regulations. However, in light of the recent adoption of Section 162(m) and the lack of final regulations thereunder, the Committee may implement other bonus arrangements that do not qualify as performance based compensation under the regulations.

       The Company's executive officers are also eligible to receive stock bonuses based on the Company achieving superior performance levels as approved in advance by the Compensation Committee. The number of shares paid as a bonus, which would vest one-third per year over a three-year period, is based on the increase in shareholder value added as a percent of total assets.

       Executive Officer Compensation Program.  The primary
       --------------------------------------
components of the Company's executive officer compensation program are base salary, annual bonus plan, and long term incentive compensation in the form of stock options and capital bonus plan.

       Base salary levels for the Company's executive officers are set relative to companies of similar size in the retail industry and other companies in the Pacific Northwest. In determining salaries, the Company also takes into account individual experience, job responsibility and performance.

       The Company's Bonus Plan is an annual incentive program for executive officers, department and group managers and other selected employees of the Company. The purpose of the Bonus Plan is to provide a direct financial incentive in the form of an annual cash bonus to executives to achieve predetermined departmental and Company financial goals. Target bonuses are set for each executive officer as a percentage of base compensation. The target bonus percentage depends upon level of responsibility within the Company. In fiscal 1994, the financial measure of performance under the Plan for the Company was pretax income. Department performance is determined in relation to pre-established budgets for store contribution income and for departmental operational income or expense. Generally, no bonus is paid under the Bonus Plan if threshold levels for Company, store or department performance are not achieved. Twenty percent of the annual bonus payable to each executive officer at budgeted pretax income, operational income, and/or departmental expense is withheld pursuant to the Company's Capital Bonus Plan. The Capital Bonus Plan provides for amounts to be paid to executive officers based upon the comparison of actual cash flow to projected cash flow for new stores and major remodeling projects over the three years following construction. Depending upon cash flow results, officers may receive nothing or up to twice the amount withheld under the Capital Bonus Plan, plus earnings on the deferred amount. The Company's executive officers are also eligible to receive stock bonuses based on the Company achieving superior performance levels as approved in advance by the Compensation Committee. The number of shares paid as a bonus, which would vest one-third per year over a three-year period, is based on the increase in shareholder value added as a percent of total assets. For fiscal 1994, threshold levels for most executive officers were not achieved as a result of the impact of labor disputes on the Company's earnings. The Compensation Committee determined to award executive officers bonuses equal to the greater of the amount determined in accordance with the Bonus Plan and the amount that would have been withheld pursuant to the Company's Capital Bonus Plan if threshold levels had been achieved. In the latter case the entire amount of the award was withheld for the Capital Bonus Plan.

       The Company's stock option program is intended as a long term incentive plan for executives, managers and selected salaried employees of the Company. The objectives of the program are to align employee and shareholder long term interests by creating a strong direct link between compensation and shareholder value. The Company's Stock Incentive Plan authorizes the Committee to award stock options to executive officers and other employees of the Company. Stock options are granted at an option price equal to the fair market value of the Company's Common Stock on the day preceding the date of grant. Options generally become exercisable to the extent of 25 or 20 percent of the grant on the anniversary date of the grant for the four or five succeeding years. Stock options generally have 10-year terms and terminate shortly after termination of employment. The amount of stock option grants for an individual depends upon his/her level of responsibility and position in the Company.

       Compensation of the Chief Executive Officer.  The
       -------------------------------------------
compensation of the Chief Executive Officer of the Company was determined by negotiation of an employment agreement at the time of his employment in September 1991. The agreement was amended in 1994. The employment agreement provides that Mr. Miller receive an annual salary and be eligible for an annual bonus in an amount up to 100 percent of his annual salary based upon the achievement of financial objectives approved by the Board of Directors. The employment agreement also provides for disability, pension, and severance benefits, the amount of which will depend upon the term of Mr. Miller's employment with the Company. Pursuant to the employment agreement, the Compensation Committee of the Board of Directors reviewed and increased the Chief Executive's base salary in 1992, 1993 and 1994. The Chief Executive's current annual base salary is $575,000. The factors considered by the Committee in approving the increases were (1) the achievement of the goals that the Board had established for the Company's management, including goals for operating profit, performance relative to competitors and new and remodeled store development, (2) the contribution made by the Chief Executive in establishing the long-term strategic and business plan of the Company, including the establishment and achievement of organizational and management development goals, (3) enhancement of shareholder value during the prior year and
(4) levels of compensation paid to other senior executives in the industry.


       Roger S. Meier, Chairman
       Saul A. Fox
       Michael W. Michelson

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

       The following graph provides a comparison of the five year cumulative total shareholder return on (i) the Company's Common Stock, (ii) the S&P Retail Stores Composite Industry Index, in each case assuming the reinvestment of any dividends, and (iii) the S&P 500 Index.

                                        1990       1991       1992       1993       1994       1995
                                        ----       ----       ----       ----       ----       ----
FRED MEYER, INC.                      $100.00    $ 88.52    $178.69    $213.11    $240.98    $213.11
S&P 500 INDEX                          100.00     108.39     132.99     147.06     166.00     166.88
S&P RETAIL STORES COMPOSITE INDEX      100.00     117.33     163.95     195.70     188.61     174.65

       The graph assumes that $100 was invested on January 31, 1990 in Company Common Stock, the S&P 500 Index and the S&P Retail Stores Composite Industry Index, and that all dividends were reinvested.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

       Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

       To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, the Company believes that during the fiscal year ended January 28, 1995 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that Robert G. Miller, Chief Executive Officer of the Company and Chairman of the Board, filed a late report on January 27, 1995 concerning a transfer of shares on December 23, 1994 and Roger S. Meier, a director of the Company, filed a late report on April 14, 1995 concerning purchases of shares on September 9 and 12, 1994.

                         CERTAIN TRANSACTIONS

RELATIONSHIP WITH PROPERTIES

       At January 28, 1995, the Company leased or subleased 24 of its locations (land, buildings, and improvements) from Real Estate Properties Limited Partnership (formerly Fred Meyer Real Estate Properties, Ltd.), an Oregon limited partnership ("Properties"). At March 21, 1995, Cyril K. Green, President of the Company held approximately .7% of the aggregate Class A limited partnership interests in Properties, and Metropolitan Life Insurance Company (the "Institutional Investor") held approximately 70.9% of the Class A limited partnership interests in Properties. Class A limited partners are entitled to a cumulative 10.25% annual return on their adjusted capital contributions; an annual distribution of 45% of certain funds of Properties available after payment of certain expenses, interest on indebtedness, and the fixed current return to the Class A limited partners; 45% of other distributions (other than Properties' final distribution), including distributions of the net proceeds realized by Properties from any sale of its properties after payment of a pro rata share of returns of capital; and allocations for income tax purposes of various items arising from the operation of Properties.

       Mr. Green also holds approximately 5% of the limited partnership interests in FMGP Associates, an Oregon limited partnership, and the general partner of Properties. KKR Associates holds 66% of the limited partnership interests in FMGP Associates, and the general partner of FMGP Associates, FMGP Incorporated, holds 1% of the partnership interests in FMGP Associates. Messrs. Raether, Michelson, and Fox are three of the eight general partners, and Mr. Kohlberg is a limited partner of KKR Associates. Messrs. Raether, Michelson, and Kohlberg are shareholders of FMGP Incorporated, a Delaware corporation. See "Voting Securities and Principal Shareholders." As general partner of Properties, FMGP Associates is entitled to an annual distribution of 15% of certain funds of Properties available after payment of certain expenses, interest on indebtedness, and the fixed current return to the Class A limited partners; 15% of other distributions (other than Properties' final distribution), including distributions of the net proceeds realized by Properties from any sale of its properties after payment of a pro rata share of returns of capital; and allocations for income tax purposes of various items arising from the operations of Properties. KKR Associates is entitled to 99% and FMGP Incorporated is entitled to 1% of an annual priority allocation and special distribution, which for calendar year 1994 was $402,628, and which will remain at that level for subsequent years.

       The following table sets forth the approximate cash distributions and allocations of taxable income and losses
(including priority allocations) from Properties to its partners for the 1994 partnership year (including certain amounts paid after year-end relating to such year):

                                                   Calendar Year 1994
                                                   ------------------
Cash distributions:
   Total                                                  $12,402,600
   Mr. Green                                                  118,000
   KKR Associates and KKR                                   1,367,900
   The Institutional Investor                               4,916,500

Allocation of taxable income:
   Total                                                  $11,562,900
   Mr. Green                                                   83,000
   KKR Associates and KKR                                   1,030,200
   The Institutional Investor                               3,855,800

       Net lease payments made by the Company to Properties for the year ended January 28, 1995 were approximately $17,545,000. Leases between the Company and Properties require the Company to pay all property taxes and certain other amounts relating to the right to use the properties leased to the Company. Such property taxes paid by the Company during the year ended January 28, 1995 amounted to approximately $2,362,000.

       The Company leased certain properties directly from two companies controlled by Properties for the year ended January 28, 1995. Rents and property taxes paid under these leases for the year totalled approximately $2,189,000 and $280,000, respectively.

       The Institutional Investor owns 36 properties which are leased to the Company. The Institutional Investor is an investor in FMI Associates and a limited partner of Properties and purchased these 36 properties from Properties in 1986 and 1987. At March 1, 1995 the Institutional Investor held a 29.1% Class 1 limited partnership interest and all of the Class 2 partnership interest in FMI Associates. The FMI Associates partnership agreement provides generally that (i) each Class 1 limited partner is entitled to a pro rata distribution upon the sale of the Company's Common Stock by FMI Associates determined on the basis of the shares sold plus approximately 85% of the gain realized on the sale of the shares and
(ii) the Class 2 limited partner, upon the sale of the FMI Associates option or option shares, is entitled to a distribution in an amount equal to the basis of the option or option shares plus 85% of the gain realized on the sale of the option or option shares.
See "Voting Securities and Principal Shareholders." Under the leases for the 36 properties purchased from Properties in 1986 and 1987, the Company paid approximately $46,070,000 during the year ended January 28, 1995. Property taxes paid by the Company under these leases during this period were approximately $5,803,000.

       In December 1981, the Company and Properties agreed to guarantee certain of the other's liabilities assumed from the predecessor of the Company. This guarantee remains outstanding; however, to date the Company has not been required to make payment on any obligations assumed by Properties. The transactions discussed herein were on terms believed by the Board of Directors of the Company to be fair to the Company and no less favorable than the Company could have obtained with an unrelated party. The renegotiation, from time to time, of leases by the Company is in the ordinary course of the Company's business.

           PROPOSAL TO AMEND THE 1990 STOCK INCENTIVE PLAN

       In 1990, the Board of Directors adopted and the shareholders approved the 1990 Stock Incentive Plan (the "Incentive Plan"). The Incentive Plan initially provided for the reservation of 1,000,000 shares of Common Stock of the Company (subject to adjustment for changes in capitalization) for issuance pursuant to its terms, plus any shares available for grant under the 1983 Stock Option Plan (the "1983 Plan"), or that subsequently became available for grant under such plan through the expiration, termination, forfeiture or cancellation of awards under such plan. In 1992, the Board of Directors adopted and the shareholders approved an amendment to the Incentive Plan, reserving an additional 1,000,000 shares of Common Stock for issuance thereunder. The Incentive Plan provides for the grant of incentive stock options, non-statutory stock options, stock appreciation rights, cash bonus rights and performance units, the award of stock bonuses and the sale of restricted stock. At
March 27, 1995, 2,279,013 shares were subject to outstanding options under the plans and unvested stock bonuses and 28,551 shares were available for future grants.

PROPOSED AMENDMENTS

       The Board of Directors believes that the availability of stock options and related incentives is an important factor in the Company's ability to attract and retain experienced and competent employees and to provide an incentive for them to exert their best efforts on behalf of the Company. The Incentive Plan provides flexibility in determining the nature of the incentives to be awarded employees. Because at March 27, 1995 there were only 28,551 shares of Common Stock available for future grants under the Incentive Plan, the Board of Directors has proposed an amendment to the Incentive Plan which, if approved by shareholders, would reserve an additional 2,000,000 shares of Common Stock of the Company (subject to adjustment for changes in capitalization) for future grants under the Incentive Plan. Historically, the Company has used stock options and annual bonuses as incentives for pay-for-performance awards. The Compensation Committee has no current intention to immediately utilize all the other types of awards available under the Incentive Plan, but will have the flexibility through the Incentive Plan to grant such incentives in the future.

       In addition, in response to the proposed regulations under new Section 162(m) of the Internal Revenue Code of 1986, the Board of Directors has proposed amendments to the Incentive Plan which, if approved by shareholders, would (i) establish per-employee limits on grants of options and stock appreciation rights under the plan of 500,000 shares for new hires and 200,000 shares annually otherwise, and (ii) permit the grant of stock and dollar awards that will qualify as "performance-based compensation" under the proposed regulations. See "Tax Consequences."

       Certain provisions of the Incentive Plan are summarized below. The complete text of the Incentive Plan, as proposed to be amended, is attached to this proxy statement as Appendix A.

DESCRIPTION OF INCENTIVE PLAN

       ELIGIBILITY. All salaried employees, including employees who are officers or directors of the Company and its subsidiaries, are eligible to participate in the Incentive Plan. Also eligible are nonemployee agents, consultants and advisors to the Company or any subsidiary.

       ADMINISTRATION. The Incentive Plan is administered by the Compensation Committee of the Board of Directors. If the Committee ceases to administer the Incentive Plan, the administrative action described below will be taken by the Board of Directors. The Committee may promulgate rules and regulations for the operation of the plan and will generally supervise the administration of the plan. The Committee determines the persons to whom grants, awards or sales will be made under the Incentive Plan, and the price and terms of any such grant, award or sale.

       TERM OF PLAN. The Incentive Plan will continue until all shares available for issuance under the plan have been issued and all restrictions on such shares have lapsed. The Board of Directors may suspend or terminate the Incentive Plan at any time. The Board of Directors may also modify or amend the Incentive Plan at any time.

       STOCK OPTIONS. The Committee determines the persons to whom options are granted, the option price, the number of shares to be covered by each option, the term of each option, the times at which options may be exercised and whether the option is an incentive stock option ("ISO") or a non-statutory stock option. An ISO is intended to meet all of the requirements of an Incentive Stock Option as defined in Section 422 of the Internal Revenue Code of 1986, as amended. If the option is an ISO, the option price cannot be less than the fair market value of the Common Stock on the date of grant. If an optionee of an ISO at the time of grant owns stock possessing more than 10 percent of the combined voting power of the Company, the option price may not be less than 110 percent of the fair market value of the Common Stock on the date of grant. If the option is a non-statutory stock option, the option price cannot be less than 50 percent of the fair market value of the Common Stock on the date of the grant. As proposed to be amended, the Incentive Plan will provide that no person may be granted options or stock appreciation rights under the Incentive Plan for more than an aggregate of 500,000 shares in connection with hiring the individual or 200,000 shares in any fiscal year otherwise. The Incentive Plan limits the amount of ISOs that may become vested under the Incentive Plan in any year to $100,000 per optionee, based on the fair market value on the grant date of shares covered by such options. For purposes of options and stock appreciation rights, the fair market value of Common Stock is deemed to be the closing price of the shares as reported in the NYSE Composite Transactions in The Wall Street Journal, or such other reported value of the Common Stock as shall be specified by the Committee, on the trading day preceding the date for which the fair market value is determined. No monetary consideration is paid to the Company upon the granting of options. On April 28, 1995, the closing price of the Common Stock as reported in the NYSE Composite Transactions in The Wall Street Journal was $31.25 per share.

       Options granted under the Incentive Plan generally continue in effect for the period fixed by the Committee, except that ISOs are not exercisable after the expiration of 10 years from the date of grant. Options are exercisable in accordance with the terms of an option agreement entered into at the time of grant and are nontransferable except on death of a holder. Options may be exercised only while an optionee is employed by the Company or a subsidiary or within 12 months following termination of employment by reason of death or disability or three months following termination for any other reason. The Incentive Plan provides that the Committee may extend the exercise period for any period up to the expiration date of the option and may increase the number of shares for which the option may be exercised up to the total number underlying the option. The purchase price for shares purchased pursuant to exercise of options must be paid in cash, including cash which may be the proceeds of a loan from the Company, in shares of Common Stock valued at fair market value, in restricted stock, in performance units or other contingent awards denominated in either stock or cash, in deferred compensation credits or in other forms of consideration, as determined by the Committee. Upon the exercise of an option, the number of shares subject to the option and the number of shares available under the Incentive Plan for future option grants are reduced by the number of shares with respect to which the option is exercised, less any shares surrendered in payment or withheld to satisfy tax withholding obligations.

       STOCK APPRECIATION RIGHTS. Stock appreciation rights ("SARs") may be granted under the Incentive Plan. SARs may, but need not, be granted in connection with an option grant or an outstanding option previously granted under the Incentive Plan. A SAR gives the holder the right to payment from the Company of an amount equal in value to the excess of the fair market value on the date of exercise of a share of Common Stock of the Company over its fair market value on the date of grant, or if granted in connection with an option, the option price per share under the option to which the SAR relates. The holder does not pay the Company anything upon grant or exercise of a SAR (other than tax withholding amounts upon exercise).

       A SAR is exercisable only at the time or times established by the Committee. If a SAR is granted in connection with an option it is exercisable only to the extent and on the same conditions that the related option is exercisable. No SAR granted to an officer or director can be exercised during the first six months after the date of grant. Payment by the Company upon exercise of a SAR may be made in Common Stock of the Company valued at its fair market value, in cash, or partly in stock and partly in cash, as determined by the Committee. The Committee may withdraw any SAR granted under the Incentive Plan at any time and may impose any condition upon the exercise of a SAR or adopt rules and regulations from time to time affecting the rights of holders of SARs. If a SAR is not exercised prior to the expiration, termination or cancellation of the SAR, the unused shares subject to the SAR are again available for issuance under the Plan. Cash payments for SARs do not reduce the number of shares reserved for issuance under the Plan.

       The existence of SARs, as well as certain bonus rights described below, would require charges to income over the life of the right based upon the amount of appreciation, if any, in the market value of the Common Stock of the Company over the exercise price of shares subject to exercisable SARs or bonus rights.

       STOCK BONUS AWARDS. The Committee may award Common Stock of the Company to employees as a stock bonus under the Incentive Plan. The Committee may determine the employees to receive awards, the number of shares to be awarded and the time of the award. Stock received as a stock bonus is subject to the terms, conditions and restrictions determined by the Committee at the time the stock is awarded. Stock bonus shares which are forfeited to the Company are again available for issuance under the Plan.

       RESTRICTED STOCK. The Incentive Plan provides that the Company may issue restricted stock to employees in such amounts, for such consideration, subject to such restrictions and on such terms as the Committee may determine. Restrictions may include restrictions concerning transferability and forfeiture of the shares. No restricted stock may be issued for consideration of less than 50 percent of the fair market value of the stock at the time of issuance. Restricted shares which are forfeited to or repurchased by the Company are again available for issuance under the Plan.

       CASH BONUS RIGHTS. The Committee may grant cash bonus rights under the Incentive Plan in connection with (i) options granted or previously granted, (ii) SARs granted or previously granted, (iii) stock bonuses awarded or previously awarded, and
(iv) shares sold or previously sold under the Incentive Plan. Bonus rights may be used to provide cash to employees for the payment of taxes in connection with awards under the Incentive Plan. Bonus rights granted in connection with options entitle the optionee to a cash bonus if and when the related option is exercised or terminates in connection with the exercise of a SAR related to the option. If the shares are purchased on the exercise of an option and the optionee does not exercise a related stock appreciation right, the amount of the bonus shall be determined by multiplying the excess of the total fair market value for the shares to be acquired upon the exercise over the total option price for the shares by the applicable bonus percentage. If an optionee exercises a related stock appreciation right in connection with the termination of an option, the amount of the bonus shall be determined by multiplying the total fair market value of the shares and cash received pursuant to the exercise of the stock appreciation right by the applicable bonus percentage. The bonus percentage applicable to any bonus right is determined by the Board of Directors but may in no event exceed 75 percent. Bonus rights granted in connection with stock bonuses entitle the recipient to a cash bonus, in an amount determined by the Board of Directors, at the time the stock is awarded or at such time as any restrictions to which the stock is subject lapse. Bonus rights granted in connection with restricted stock purchases entitle the recipient to a cash bonus in an amount determined by the Board of Directors, payable when the shares are purchased or restrictions, if any, to which the stock is subject lapse. Bonus rights granted in connection with restricted stock purchases or stock bonuses terminate in the event that restricted stock is repurchased by the Company or forfeited by the holder pursuant to the restrictions. The payment of a cash bonus does not reduce the number of shares reserved under the Plan.

       PERFORMANCE-BASED AWARDS. As proposed to be amended, the Incentive Plan will include, in place of the previous section authorizing performance units, a new Section 11 on awards ("Performance-based Awards") designed to respond to the proposed regulations under new Section 162(m) of the Internal Revenue Code of 1986, as amended. Under this proposed amendment, the Committee may grant Performance-based Awards denominated either in Common Stock or in dollar amounts. All or part of the awards will be earned if performance goals established by the Committee for the period covered by the award are met and the employee satisfies any other restrictions established by the Committee. The performance goals will be expressed as one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any subsidiary, division, store or other unit of the Company: departmental expense performance, earnings per share, total shareholder return (stock price increase plus dividends), return on equity, return on assets, revenues, operating income, income before taxes, net income, inventories, inventory turns, cash flows, expenses, capital expenditures, increase in shareholder value as a percentage of assets employed, other financial return ratios, market performance, customer satisfaction or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges. Performance-based Awards may be paid in cash or Common Stock and may be made as awards of restricted shares subject to forfeiture if performance goals are not satisfied, as determined by the Committee. No employee may receive in any fiscal year Performance-based Awards denominated in Common Stock under which more than 100,000 shares may be issued. No employee may receive in any fiscal year Performance-based Awards denominated in dollars under which more than $1,500,000 may be paid. The payment of a Performance-based Award in cash will not reduce the number of shares reserved under the Plan. The Bonus Plan described under "Executive Compensation - Compensation Committee Report on Executive Compensation" is being implemented pursuant to the terms of Section 11 of the Stock Incentive Plan and is intended to qualify as "performance-based compensation" under the proposed IRS regulations. With respect to the five named executive officers for fiscal 1995, target bonus amounts have been set as a percentage of salary as follows: Mr. Miller - 50%, Mr. Green - 35%, Mr. Lerew - 30%, Ms. Sammons - 30% and Mr. McEvoy - 28%, with the maximum amount that can be earned under the bonus plan being twice the foregoing percentages. In the event that the proposal to amend the Incentive Plan is not approved by shareholders, the Bonus Plan will not be implemented for 1995. In such event, the Compensation Committee may provide for other bonus arrangements for its executive officers that would not qualify as performance-based awards under Section 162(m) of the Internal Revenue Code.

       CHANGES IN CAPITAL STRUCTURE. The Incentive Plan provides that if the outstanding Common Stock of the Company is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any recapitalization, stock split or certain other transactions, appropriate adjustment will be made by the Committee in the number and kind of shares available for awards under the Plan. In addition, the Committee will make appropriate adjustments in outstanding options and SARs. In the event of dissolution of the Company or a merger, consolidation or plan of exchange affecting the Company, in lieu of so providing for options and SARs, the Committee may, in its sole discretion, provide a 30-day period prior to such event during which optionees shall have the right to exercise options and SARs in whole or in part without any limitation or exercisability and upon the expiration of which 30-day period all unexercised options and SARs shall immediately terminate.

       ACCELERATION IN CERTAIN EVENTS. The Incentive Plan provides for accelerated vesting of options and SARs granted under the Incentive Plan in the event an optionee's employment by the Company terminates within one year after a change in control of the Company or the occurrence of certain events indicating an imminent change in control of the Company as specified in the Incentive Plan. The special acceleration provision may, in certain circumstances, have the effect of discouraging attempts of a Company takeover.

TAX CONSEQUENCES

       Certain options authorized to be granted under the Incentive Plan are intended to qualify as ISOs for federal income tax purposes. Under federal income tax law currently in effect, the optionee will recognize no income upon grant or exercise of the ISO. If an employee exercises an ISO and does not dispose of any of the option shares within two years following the date of grant and within one year following the date of exercise, then the gain will be realized upon subsequent disposition of the shares. If an employee disposes of shares acquired upon exercise of an ISO before the expiration of either the one-year holding period or the two-year waiting period, any amount realized will be taxable for federal income tax purposes in the year of such disqualifying disposition to the extent that the lesser of the fair market value of the shares on the exercise date or the fair market value of the shares on the date of disposition exceeds the exercise price. The Company will not be allowed any deduction for federal income tax purposes at either the time of the grant or exercise of an ISO. Upon any disqualifying disposition by an employee, the Company will be entitled to a deduction to the extent the employee realized income.

       Certain options authorized to be granted under the Incentive Plan will be treated as nonstatutory stock options for federal income tax purposes. Under federal income tax law presently in effect, no income is realized by the grantee of a nonstatutory stock option pursuant to the Incentive Plan until the option is exercised. At the time of exercise of a nonstatutory stock option, the optionee will realize income, and the Company will be entitled to a deduction, in the amount by which the market value of the shares subject to the option at the time of exercise exceeds the exercise price. The Company's deduction is conditioned upon withholding on the income amount. Upon the sale of shares acquired upon exercise of a nonstatutory stock option, the excess of the amount realized from the sale over the market value of the shares on the date of exercise will be taxable.

       An employee who receives stock in connection with the performance of services will generally realize taxable income at the time of receipt unless the shares are substantially nonvested for purposes of Section 83 of the Internal Revenue Code of 1986, as amended. Absent an election under Section 83(b), an employee who receives substantially nonvested stock in connection with performance of services will realize taxable income in each year in which a portion of the shares substantially vest. The Company will be entitled to a tax deduction in the amount includable as income by the employee at the same time or times as the employee recognizes income with respect to the shares. The Company's deduction is conditioned upon withholding upon the income amount. A participant who receives a cash bonus right under the plan will generally recognize income equal to the amount of a cash bonus paid at the time of receipt, and the Company will generally be entitled to a deduction equal to the income recognized by the participant.

       Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to certain of its most highly compensated officers. Under proposed regulations, compensation received through the exercise of an option or stock appreciation right or through other performance-based awards will not be subject to the $1,000,000 limit if the option, stock appreciation right or other award and the Plan meet certain requirements. One such requirement for options and stock appreciation rights is that shareholders approve per-employee limits on the number of shares as to which options and stock appreciation rights may be granted which are set forth in Section 11 of the Incentive Plan. For other performance-based awards, shareholders must approve the performance criteria upon which award payouts will be based and the maximum amount payable under awards, both of which are set forth in the proposed new Section 11 of the Incentive Plan on Performance-based Awards. Another requirement for options and stock appreciation rights is that the exercise price be not less than fair market value of the Common Stock on the date of grant. Other requirements of the proposed regulations for Performance-based Awards are that objective performance goals and the amounts payable upon achievement of the goals be established and that no discretion be retained to increase the amount payable under the awards. Lastly, a requirement for all awards is that the award be granted by a committee consisting solely of outside directors and at least two such directors. The Company believes that if this proposal is approved by shareholders, compensation received on exercise of options and stock appreciation rights granted at fair market value or on vesting or receipt of Performance-based

Awards granted under the Incentive Plan in compliance with all of the above requirements will not be subject to the $1,000,000 deduction limit.

RECOMMENDATION OF BOARD OF DIRECTORS

       The Board of Directors recommends approval of the proposed amendments to the Incentive Plan. The proposal must be approved by the holders of at least a majority of the outstanding shares of Common Stock present, or represented by proxy, and entitled to vote on the matter at the annual meeting. Abstentions have the effect of "no" votes in determining whether the amendments to the Incentive Plan are approved. Broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but are not counted and have no effect on the results of the vote. The enclosed proxy will be voted in accordance with the instructions specified in the space provided on the proxy form. If no instructions are given, proxies will be voted for approval of the proposal.

                         INDEPENDENT AUDITORS

       Deloitte & Touche LLP audited the Company's financial statements for the year ended January 28, 1995. Representatives of Deloitte & Touche LLP will be present at the annual meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions. The Board of Directors has selected Deloitte & Touche LLP as auditors for the current fiscal year.

                       DISCRETIONARY AUTHORITY

       While the Notice of Annual Meeting of Shareholders provides for transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to herein. However, the enclosed proxy gives discretionary authority in the event that any other matters should be presented.

                        SHAREHOLDER PROPOSALS

       Any shareholder proposals to be considered for inclusion in proxy material for the Company's June 1996 annual meeting must be received at the principal executive offices of the Company no later than January 12, 1996.


                              By Order of the Board of Directors

                              ROGER COOKE

                              Roger Cooke
                              Senior Vice President, General Counsel
                              and Secretary


May 5, 1995

                                                           APPENDIX A


                           PROPOSED AMENDED
                           FRED MEYER, INC.
                      1990 STOCK INCENTIVE PLAN*


     1.   PURPOSE.  The purpose of this Stock Incentive Plan (the
"Plan") is to enable Fred Meyer, Inc. (the "Company") to attract and retain the services of selected salaried employees, including employees who may be officers or directors of the Company or of any subsidiary of the Company, and selected nonemployee agents, consultants and advisors to the Company or any subsidiary.

     2. SHARES SUBJECT TO THE PLAN. Subject to adjustment as provided below and in paragraph 12, the shares to be offered under the Plan shall consist of Common Stock of the Company ("Common Stock"), and the total number of shares of Common Stock that may be issued under the Plan shall not exceed [2,000,000] 4,000,000 shares
                                                   ---------
plus any shares that are available for grant under the Company's 1983 Stock Option Plan, as amended (the "1983 Plan") or that may subsequently become available for grant under such plan through the expiration, termination, forfeiture or cancellation of awards under such plan. The shares issued under the Plan may be authorized and unissued shares or reacquired shares. If an option, stock appreciation right or PERFORMANCE-BASED AWARD [performance unit] granted under the Plan expires, terminates or is cancelled, the unissued shares subject to such option, stock appreciation right or PERFORMANCE-BASED AWARD [performance unit] shall again be available under the Plan. If shares sold or ISSUED [awarded as a bonus] under the Plan are forfeited to the Company or repurchased by the Company, the number of shares forfeited or repurchased shall again be available under the Plan.

     3.   EFFECTIVE DATE AND DURATION OF PLAN.

          (a) EFFECTIVE DATE. The Plan shall become effective as of June 19, 1990. No option OR [,] stock appreciation right [or performance unit] granted under the Plan to an officer who is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or a director shall become exercisable, however, until the Plan is approved by the affirmative vote of the holders of a majority of the shares of Common Stock represented at a shareholders meeting at which a quorum is present and any such awards under the Plan prior to such approval shall be conditioned on and subject to such approval. Subject to this limitation, options AND [,] stock appreciation rights [and performance units] may be granted and shares may be awarded as bonuses OR PERFORMANCE-BASED AWARDS or sold under the Plan at any time after the effective date and before termination of the Plan.

          (b) DURATION. The Plan shall continue in effect until all shares available for issuance under the Plan have been issued and all restrictions on such shares have lapsed. The Board of Directors may suspend or terminate the Plan at any time except with respect to options, PERFORMANCE-BASED AWARDS [performance units] and shares subject to restrictions then outstanding under the Plan.
Termination shall not affect any outstanding AWARDS [options], any right of the Company to repurchase shares or the forfeitability of shares issued under the Plan.

       4. ADMINISTRATION.

          (a)  BOARD OF DIRECTORS.  The Plan shall be
administered by the Board of Directors of the Company, which shall determine and designate from time to time the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards. Subject to the provisions of the Plan, the Board of Directors may from time to time adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to share (except those restrictions imposed by law) and make all other determinations in the judgment

_______________

     *Note: Material in boldface is proposed new material; material in brackets and italics is material proposed to be deleted.

of the Board of Directors necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency

          (b) COMMITTEE. The Board of Directors may delegate to a committee of the Board of Directors (the "Committee") any or all authority for administration of the Plan. If authority is delegated to a Committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee except (i) as otherwise provided by the Board of Directors, (ii) that only the Board of Directors may amend or terminate the Plan as provided in paragraphs 3 and 15 and (iii) that a Committee including officers of the Company shall not be permitted to grant options to persons who are officers of the Company.

     5. TYPES OF AWARDS; ELIGIBILITY. The Board of Directors may, from time to time, take the following action, separately or in combination, under the Plan: (i) grant Incentive Stock Options, as defined in Section 422[A] of the Internal Revenue Code of 1986, as amended (the "Code"), as provided in paragraphs 6(a) and 6(b);
(ii) grant options other than Incentive Stock Options ("Non-Statutory Stock Options") as provided in paragraphs 6(a) and 6(c);
(iii) award stock bonuses as provided in paragraph 7; (iv) sell shares subject to restrictions as provided in paragraph 8; (v) grant stock appreciation rights as provided in paragraph 9; (vi) grant cash bonus rights as provided in paragraph 10; and (vii) grant PERFORMANCE-BASED AWARDS [performance units] as provided in paragraph 11. Any such awards may be made to SALARIED employees, including employees who are officers or directors, and to other individuals described in paragraph 1 who the Board of Directors believes have made or will make an important contribution to the Company or its subsidiaries; provided, however, that only employees of the Company shall be eligible to receive Incentive Stock Options under the Plan. The Board of Directors shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made. At the discretion of the Board of Directors, an individual may be given an election to surrender an award in exchange for the grant of a new award. NO INDIVIDUAL MAY BE GRANTED OPTIONS OR STOCK APPRECIATION RIGHTS UNDER THE PLAN FOR MORE THAN AN AGGREGATE OF 500,000 SHARES OF COMMON STOCK IN CONNECTION WITH THE HIRING OF THE INDIVIDUAL OR 200,000 SHARES IN ANY FISCAL YEAR OTHERWISE.

     6.   OPTION GRANTS.

          (a)  GENERAL RULES RELATING TO OPTIONS.

               (i) TERMS OF GRANT. The Board of Directors may grant options under the Plan. With respect to each option grant, the Board of Directors shall determine the number of shares subject to the option, the option price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option. At the time of the grant of an option or at any time thereafter, the Board of Directors may provide that an optionee who exercised an option with Common Stock of the Company shall automatically receive a new option to purchase additional shares equal to the number of shares surrendered and may specify the terms and conditions of such new options.

               (ii) EXERCISE OF OPTIONS. Except as provided in paragraph 6(a)(iv) or as determined by the Board of Directors, no option granted under the Plan may be exercised unless at the time of such exercise the optionee is employed by or in the service of the Company or any subsidiary of the Company and shall have been so employed or provided such service continuously since the date such option was granted. Absence on leave or on account of illness or disability under rules established by the Board of Directors shall not, however, be deemed an interruption of employment or service for this purpose. Unless otherwise determined by the Board of Directors, vesting of options shall not continue during an absence on leave (including an extended illness) or on account of disability. Except as provided in paragraphs 6(a)(iv), 12 and 13, options granted under the Plan may be exercised from time to time over the period stated in each option in such amounts and at such times as shall be prescribed by the Board of Directors, provided that options shall not be exercised for fractional shares. Unless otherwise determined by the Board of Directors, if the optionee does not exercise an option in any one year with respect to the full number of shares to which the optionee is entitled in that year, the optionee's rights shall be cumulative and the optionee may purchase those shares in any subsequent year during the term of the option.

               (iii)  NONTRANSFERABILITY.  Each Incentive Stock
Option and, unless otherwise determined by the Board of Directors with respect to an option granted to a person who is neither an officer nor a director of the Company, each other option granted under the Plan by its terms shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee's domicile at the time of death, and each option by its terms shall be exercisable during the optionee's lifetime only by the optionee.

               (iv)  TERMINATION OF EMPLOYMENT OR SERVICE.

                    (A) GENERAL RULE. Unless otherwise determined by the Board of Directors, in the event the employment or service of the optionee with the Company or a subsidiary terminates for any reason other than because of physical disability or death as provided in subparagraphs 6(a)(iv)(B) and (C) or because of a change in control as provided in subparagraph 6(a)(iv)(D), the option may be exercised at any time prior to the expiration date of the option or the expiration of three months after the date of such termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of such termination.

                    (B) TERMINATION BECAUSE OF TOTAL DISABILITY. Unless otherwise determined by the Board of Directors, in the event of the termination of employment or service because of total disability, the option may be exercised at any time prior to the expiration date of the option or the expiration of 12 months after the date of such termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of such termination. The term "total disability" means a mental or physical impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes the optionee to be unable, in the opinion of the Company and two independent physicians, to perform his or her duties as an employee, director, officer or consultant of the Company and to be engaged in any substantial gainful activity. Total disability shall be deemed to have occurred on the first day after the Company and the two independent physicians have furnished their opinion of total disability to the Company.

                    (C)  TERMINATION BECAUSE OF DEATH.  Unless
otherwise determined by the Board of Directors, in the event of the death of an optionee while employed by or providing service to the Company or a subsidiary, the option may be exercised at any time prior to the expiration date of the option or the expiration of 12 months after the date of such death, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of such termination and only by the person or persons to whom such optionee's rights under the option shall pass by the optionee's will or by the laws of descent and distribution of the state or country of domicile at the time of death.

                    (D) TERMINATION UPON A CHANGE OF CONTROL. In the event an optionee's employment by the Company or by any parent or subsidiary of the Company terminates within one year after a change in control of the Company for any reason other than retirement, death, or TOTAL [physical] disability (AS DEFINED IN PARAGRAPH 6(A)(IV)(B) [within the meaning of IRC Section 105(d)(4)]), any option held by such optionee may be exercised with respect to all remaining shares subject thereto, free of any limitation on the number of shares with respect to which the option may be exercised in any one year, at any time prior to its expiration date or the expiration of three months after the date of such termination of employment, whichever is the shorter period; provided that no option may be exercised by an officer or director of the Company within six months of its date of grant. With respect to an option granted less than six months prior to a change in control of the Company to an officer or director of the Company, the option shall become exercisable in full for a period of 30 days following the expiration of six months after the date of such grant, and this right shall apply even if the option has otherwise terminated after a change in control. A "change in control of the Company" shall mean a change in control of a nature that would be required to be reported in response to Item 5(f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"), or any successor provision; provided that, without limitation, such a change in control shall be deemed to have occurred if (1) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding securities; or (2) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. A change in control of the Company shall not include any change in control (i) pursuant to a written agreement between the Company and another person, which agreement is approved and adopted by the Board of Directors of the Company, (ii) pursuant to any tender offer or exchange offer which the Board of Directors has in any manner recommended acceptance of to the shareholders of the Company, or (iii) pursuant to a distribution of shares of Common Stock of the Company by FMI Associates to its partners.

                    (E) AMENDMENT OF EXERCISE PERIOD APPLICABLE TO TERMINATION. The Board of Directors, at the time of grant or at any time thereafter, may extend the three-month and 12-month exercise periods any length of time not later than the original expiration date of the option, and may increase the portion of an option that is exercisable, subject to such terms and conditions as the Board of Directors may determine.

                    (F) FAILURE TO EXERCISE OPTION. To the extent that the option of any deceased optionee or of any optionee whose employment or service terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to such option shall cease and terminate.

               (v) PURCHASE OF SHARES. Unless the Board of Directors determines otherwise, shares may be acquired pursuant to an option granted under the Plan only upon receipt by the Company of notice in writing from the optionee of the optionee's intention to exercise, specifying the number of shares as to which the optionee desires to exercise the option and the date on which the optionee desires to complete the transaction, and if required in order to comply with the Securities Act of 1933, as amended, containing a representation that it is the optionee's present intention to acquire the shares for investment and not with a view to distribution. Unless the Board of Directors determines otherwise, on or before the date specified for completion of the purchase of shares pursuant to an option, the optionee must have paid the Company the full purchase price of such shares in cash (including cash that may be the proceeds of a loan from the Company) or, in whole or in part, in Common Stock of the Company valued at fair market value, or, with the consent of the Board of Directors, restricted stock, PERFORMANCE-BASED AWARDS [performance units] or other contingent awards denominated in either stock or cash, deferred compensation credits, promissory notes and other forms of consideration. The fair market value of Common Stock provided in payment of the purchase price shall be the closing price for the Common Stock as reported IN THE NYSE COMPOSITE TRANSACTIONS [by NASDAQ] and published in The Wall Street Journal on the trading day preceding the date the option is exercised, or such other reported value of the Common Stock as shall be specified by the Board of Directors. No shares shall be issued until full payment therefor has been made. Subject to such rules as may be adopted by the Board of Directors, an optionee may request the Company to apply automatically the shares to be received upon the exercise of a portion of a stock option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the option.

          Each optionee who has exercised an option shall immediately upon notification of the amount due, if any, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required beyond any amount deposited before delivery of the certificates, the optionee shall pay such amount to the Company on demand. If the optionee fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the optionee, including salary, subject to applicable law. Subject to such rules as may be adopted by the Board of Directors, an optionee may satisfy this obligation, in whole or in part, by having the Company withhold from the shares to be issued upon the exercise that number of shares that would satisfy the withholding amount due or by delivering to the Company Common Stock to satisfy the withholding amount. Upon the exercise of an option, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of the option, less the number of shares surrendered in payment of the option exercise or surrendered or withheld to satisfy withholding obligations.

          (b) INCENTIVE STOCK OPTIONS. Incentive Stock Options shall be subject to the following additional terms and conditions:

               (i) LIMITATION ON AMOUNT OF GRANTS. No employee may be granted Incentive Stock Options under the Plan if the aggregate fair market value, on the date of grant, of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by that employee during any calendar year under the Plan and under any other incentive stock option plan (within the meaning of Section 422[A] of the Code) of the Company or any parent or subsidiary of the Company exceeds $100,000.

               (ii)  LIMITATIONS ON GRANTS TO 10 PERCENT
SHAREHOLDERS. An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company only if the option price is at least 110 percent of the fair market value of the Common Stock subject to the option on the date it is granted, as described in paragraph 6(b)(iv), and the option by its terms is not exercisable after the expiration of five years from the date it is granted.

               (iii) DURATION OF OPTIONS. Subject to paragraphs 6(a)(ii) and 6(b)(ii), Incentive Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

               (iv) OPTION PRICE. The option price per share shall be determined by the Board of Directors at the time of grant. Except as provided in paragraph 6(b)(ii), the option price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Incentive Stock Option at the date the option is granted. The fair market value shall be deemed to be the closing price for the Common Stock as reported IN THE NYSE COMPOSITE TRANSACTIONS [by NASDAQ] and published in The Wall Street Journal on the day preceding the date the option is granted, or if there has been no sale on that date, on the last preceding date on which a sale occurred, or such other value of the Common Stock as shall be specified by the Board of Directors.

               (v) LIMITATION ON TIME OF GRANT. No Incentive Stock Option shall be granted on or after the tenth anniversary of the effective date of the Plan.

               (vi)  CONVERSION OF INCENTIVE STOCK OPTIONS.  The
Board of Directors may at any time without the consent of the optionee convert an Incentive Stock Option to a Non-Statutory Stock Option.

               (vii)  LIMITATION ON NUMBER OF SHARES ISSUABLE
UNDER INCENTIVE STOCK OPTIONS. Subject to adjustment as provided in paragraph 12, the total number of shares of Common Stock that may be issued under the Plan upon exercise of Incentive Stock Options shall not exceed 4,000,000 [2,000,000] shares.
           ---------

          (c) NON-STATUTORY STOCK OPTIONS. Non-Statutory Stock options shall be subject to the following additional terms and conditions:

               (i) OPTION PRICE. The option price for Non-Statutory Stock Options shall be determined by the Board of Directors at the time of grant. The option price may not be less than 50 percent of the fair market value of the shares on the date of grant. The fair market value of shares covered by a Non-Statutory Stock Option shall be determined pursuant to paragraph 6(b)(iv).

               (ii)  DURATION OF OPTIONS.  Non-Statutory Stock
Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors.

     7. STOCK BONUSES. The Board of Directors may award shares under the Plan as stock bonuses. Shares awarded as a bonus shall be subject to the terms, conditions, and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability and forfeiture of the shares awarded, together with such other restrictions as may be determined by the Board of Directors. The Board of Directors may require the recipient to sign an agreement as a condition of the award, but may not require the recipient to pay any monetary consideration other than amounts necessary to satisfy tax withholding requirements. The agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares awarded shall bear any legends required by the Board of Directors. The Company may require any recipient of a stock bonus to pay to the Company in cash upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the recipient fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the recipient, including salary or fees for services, subject to applicable law. With the consent of the Board of Directors, a recipient may deliver Common Stock to the Company to satisfy this withholding obligation. Upon the issuance of a stock bonus, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued, less the number of shares surrendered or withheld to satisfy withholding obligations.

     8. RESTRICTED STOCK. The Board of Directors may issue shares under the Plan for such consideration (including promissory notes and services) as determined by the Board of Directors provided that in no event shall the consideration be less than 50 percent of fair market value of the Common Stock at the time of issuance. Shares issued under the Plan shall be subject to the terms, conditions and restrictions determined by the Board of

Directors. The restrictions may include restrictions concerning transferability, repurchase by the Company and forfeiture of the shares issued, together with such other restrictions as may be determined by the Board of Directors. All Common Stock issued pursuant to this paragraph 8 shall be subject to a purchase agreement, which shall be executed by the Company and the prospective recipient of the shares prior to the delivery of certificates representing such shares to the recipient. The purchase agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares shall bear any legends required by the Board of Directors. The Company may require any purchaser of restricted stock to pay to the Company in cash upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the purchaser fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the purchaser, including salary; subject to applicable law. With the consent of the Board of Directors, a purchaser may deliver Common Stock to the Company to satisfy this withholding obligation. Upon the issuance of restricted stock, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued, less the number of shares surrendered in payment of the restricted stock or surrendered or withheld to satisfy withholding obligations.

     9.   STOCK APPRECIATION RIGHTS.

          (a) GRANT. Stock appreciation rights may be granted under the Plan by the Board of Directors, subject to such rules, terms, and conditions as the Board of Directors prescribes.

          (b)  EXERCISE.

               (i) Each stock appreciation right shall entitle the holder, upon exercise, to receive from the Company in exchange therefor an amount equal in value to the excess of the fair market value on the date of exercise of one share of Common Stock of the Company over its fair market value on the date of grant (or, in the case of a stock appreciation right granted in connection with an option, the excess of the fair market value of one share of Common Stock of the Company over the option price per share under the option to which the stock appreciation right relates), multiplied by the number of shares covered by the stock appreciation right or the option, or portion thereof, that is surrendered. No stock appreciation right shall be exercisable at a time that the amount determined under this subparagraph is negative. Payment by the Company upon exercise of a stock appreciation right may be made in Common Stock valued at fair market value, in cash, or partly in Common Stock and partly in cash, all as determined by the Board of Directors.

               (ii) A stock appreciation right shall be exercisable only at the time or times established by the Board of Directors; provided, that the provisions of paragraph 6(a)(iv)(D) shall apply to the exercise of a stock appreciation right upon termination of employment of the grantee following a change in control as provided therein. If a stock appreciation right is granted in connection with an option, the following rules shall apply: (1) the stock appreciation right shall be exercisable only to the extent and on the same conditions that the related option could be exercised;
(2) upon exercise of the stock appreciation right, the option or portion thereof to which the stock appreciation right relates terminates; and (3) upon exercise of the option, the related stock appreciation right or portion thereof terminates. No stock appreciation right granted to an officer or director may be exercised during the first six months following the date it is granted.

               (iii)  The Board of Directors may withdraw any
stock appreciation right granted under the Plan at any time and may impose any conditions upon the exercise of a stock appreciation right or adopt rules and regulations from time to time affecting the rights of holders of stock appreciation rights. Such rules and regulations may govern the right to exercise stock appreciation rights granted prior to adoption or amendment of such rules and regulations as well as stock appreciation rights granted thereafter.

               (iv) For purposes of this paragraph 9, the fair market value of the Common Stock shall be the closing price for the Common Stock as reported IN THE NYSE COMPOSITE TRANSACTIONS [by NASDAQ] and published in The Wall Street Journal, or such other reported value of the Common Stock as shall be specified by the Board of Directors, on the trading day preceding the date the stock appreciation right is exercised.

               (v) No fractional shares shall be issued upon exercise of a stock appreciation right. In lieu thereof, cash may be paid in an amount equal to the value of the fraction or, if the Board of Directors shall determine, the number of shares may be rounded downward to the next whole share.

               (vi)  Each participant who has exercised
a stock appreciation right shall, upon notification of the amount due, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If the participant fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the participant including salary, subject to applicable law. With the consent of the Board of Directors a participant may satisfy this obligation, in whole or in part, by having the Company withhold from any shares to be issued upon the exercise that number of shares that would satisfy the withholding amount due or by delivering Common Stock to the Company to satisfy the withholding amount.

               (vii) Upon the exercise of a stock appreciation right for shares, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued, less the number of shares surrendered or withheld to satisfy withholding obligations. Cash payments of stock appreciation rights shall not reduce the number of shares of Common Stock reserved for issuance under the Plan.

     10.  CASH BONUS RIGHTS.

          (a) GRANT. The Board of Directors may grant cash bonus rights under the Plan in connection with (i) options granted or previously granted, (ii) stock appreciation rights granted or previously granted, (iii) stock bonuses awarded or previously awarded and (iv) shares sold or previously sold under the Plan. Cash bonus rights will be subject to rules, terms and conditions as the Board of Directors may prescribe. The payment of a cash bonus shall not reduce the number of shares of Common, Stock reserved for issuance under the Plan.

          (b) CASH BONUS RIGHTS IN CONNECTION WITH OPTIONS. A cash bonus right granted in connection with an option will entitle an optionee to a cash bonus when the related option is exercised (or terminates in connection with the exercise of a stock appreciation right related to the option) in whole or in part. No cash bonus right granted to an officer or director in connection with an option may be exercised during the first six months following the date the bonus right is granted. If an optionee purchases shares upon exercise of an option and does not exercise a related stock appreciation right, the amount of the bonus shall be determined by multiplying the excess of the total fair market value of the shares to be acquired upon the exercise over the total option price for the shares by the applicable bonus percentage. If the optionee exercises a related stock appreciation right in connection with the termination of an option, the amount of the bonus shall be determined by multiplying the total fair market value of the shares and cash received pursuant to the exercise of the stock appreciation right by the applicable bonus percentage. The bonus percentage applicable to a bonus right shall be determined from time to time by the Board of Directors but shall in no event exceed 75 percent.

          (c) CASH BONUS RIGHTS IN CONNECTION WITH STOCK BONUS. A cash bonus right granted in connection with a stock bonus will entitle the recipient to a cash bonus payable when the stock bonus is awarded or restrictions, if any, to which the stock is subject lapse. If bonus stock awarded is subject to restrictions and is repurchased by the Company or forfeited by the holder, the cash bonus right granted in connection with the stock bonus shall terminate and may not be exercised. The amount and timing of payment of a cash bonus shall be determined by the Board of Directors.

          (d) CASH BONUS RIGHTS IN CONNECTION WITH STOCK PURCHASES. A cash bonus right granted in connection with the purchase of stock pursuant to paragraph 8 will entitle the recipient to a cash bonus when the shares are purchased or restrictions, if any, to which the stock is subject lapse. Any cash bonus right granted in connection with shares purchased pursuant to paragraph 8 shall terminate and may not be exercised in the event the shares are repurchased by the Company or forfeited by the holder pursuant to applicable restrictions. The amount of any cash bonus to be awarded and timing of payment of a cash bonus shall be determined by the Board of Directors.

          (e) TAXES. The Company shall withhold from any cash bonus paid pursuant to paragraph 10 the amount necessary to satisfy any applicable federal, state and local withholding requirements.

     11. PERFORMANCE-BASED AWARDS. THE BOARD OF DIRECTORS MAY GRANT AWARDS INTENDED TO QUALIFY AS PERFORMANCE-BASED COMPENSATION UNDER SECTION 162(M) OF THE CODE AND THE REGULATIONS THEREUNDER ("PERFORMANCE-BASED AWARDS"). PERFORMANCE-BASED AWARDS SHALL BE DENOMINATED AT THE TIME OF GRANT EITHER IN COMMON STOCK ("STOCK PERFORMANCE AWARDS") OR IN DOLLAR AMOUNTS ("DOLLAR PERFORMANCE AWARDS"). PAYMENT UNDER A STOCK PERFORMANCE AWARD OR A DOLLAR PERFORMANCE AWARD SHALL BE MADE, AT THE DISCRETION OF THE BOARD OF DIRECTORS, IN COMMON STOCK ("PERFORMANCE SHARES"), OR IN CASH OR IN ANY COMBINATION THEREOF. PERFORMANCE-BASED AWARDS SHALL BE SUBJECT TO THE FOLLOWING TERMS AND CONDITIONS:

          (A) AWARD PERIOD. THE BOARD OF DIRECTORS SHALL DETERMINE THE PERIOD OF TIME FOR WHICH A PERFORMANCE-BASED AWARD IS MADE (THE "AWARD PERIOD").

          (B)  PERFORMANCE GOALS AND PAYMENT.  THE BOARD OF
DIRECTORS SHALL ESTABLISH IN WRITING AN OBJECTIVE ("PERFORMANCE GOALS") THAT MUST BE MET BY THE COMPANY OR ANY SUBSIDIARY, DIVISION OR OTHER UNIT (INCLUDING ONE OR MORE REGIONS OR STORES) OF THE COMPANY ("BUSINESS UNIT") DURING THE AWARD PERIOD AS A CONDITION TO PAYMENT BEING MADE UNDER THE PERFORMANCE-BASED AWARD. THE PERFORMANCE GOALS FOR EACH AWARD SHALL BE ONE OR MORE TARGETED
LEVELS OF PERFORMANCE WITH RESPECT TO ONE OR MORE OF THE FOLLOWING OBJECTIVE MEASURES WITH RESPECT TO THE COMPANY OR ANY BUSINESS UNIT:
DEPARTMENTAL EXPENSE PERFORMANCE, EARNINGS PER SHARE, TOTAL SHAREHOLDER RETURN (STOCK PRICE INCREASE PLUS DIVIDENDS), RETURN ON EQUITY, RETURN ON ASSETS, REVENUES, OPERATING INCOME, INCOME BEFORE TAXES, NET INCOME, INVENTORIES, INVENTORY TURNS, CASH FLOWS, EXPENSES, CAPITAL EXPENDITURES, INCREASE IN SHAREHOLDER VALUE AS A PERCENTAGE OF ASSETS EMPLOYED, OTHER FINANCIAL RETURN RATIOS, MARKET PERFORMANCE, CUSTOMER SATISFACTION OR ANY OF THE FOREGOING BEFORE
THE EFFECT OF ACQUISITIONS, DIVESTITURES, ACCOUNTING CHANGES, AND RESTRUCTURING AND SPECIAL CHARGES (DETERMINED ACCORDING TO CRITERIA ESTABLISHED BY THE BOARD OF DIRECTORS). THE BOARD OF DIRECTORS
SHALL ALSO ESTABLISH THE NUMBER OF PERFORMANCE SHARES OR THE AMOUNT OF CASH PAYMENT TO BE MADE UNDER A PERFORMANCE-BASED AWARD IF THE PERFORMANCE GOALS ARE MET OR EXCEEDED, INCLUDING THE FIXING OF A MAXIMUM PAYMENT (SUBJECT TO SECTION 11(D)). THE BOARD OF DIRECTORS MAY ESTABLISH OTHER RESTRICTIONS TO PAYMENT UNDER A PERFORMANCE-BASED AWARD, SUCH AS A CONTINUED EMPLOYMENT REQUIREMENT, IN ADDITION TO SATISFACTION OF THE PERFORMANCE GOALS. SOME OR ALL OF THE PERFORMANCE SHARES MAY BE ISSUED AT THE TIME OF THE AWARD AS RESTRICTED SHARES SUBJECT TO FORFEITURE IN WHOLE OR IN PART IF PERFORMANCE GOALS OR, IF APPLICABLE, OTHER RESTRICTIONS ARE NOT SATISFIED.

          (C) COMPUTATION OF PAYMENT. AFTER AN AWARD PERIOD, THE FINANCIAL PERFORMANCE OF THE COMPANY OR BUSINESS UNIT, AS APPLICABLE, DURING THE PERIOD SHALL BE MEASURED AGAINST THE PERFORMANCE GOALS. IF THE PERFORMANCE GOALS ARE NOT MET, NO PAYMENT SHALL BE MADE UNDER A PERFORMANCE-BASED AWARD. IF THE PERFORMANCE GOALS ARE MET OR EXCEEDED, THE BOARD OF DIRECTORS SHALL CERTIFY THAT FACT IN WRITING AND CERTIFY THE NUMBER OF PERFORMANCE SHARES EARNED OR THE AMOUNT OF CASH PAYMENT TO BE MADE UNDER THE TERMS OF THE PERFORMANCE-BASED AWARD.

          (D) MAXIMUM AWARDS. NO PARTICIPANT MAY RECEIVE STOCK PERFORMANCE AWARDS IN ANY FISCAL YEAR UNDER WHICH THE MAXIMUM NUMBER OF SHARES OF COMMON STOCK ISSUABLE UNDER THE AWARD EXCEEDS 100,000 SHARES. NO PARTICIPANT MAY RECEIVE DOLLAR PERFORMANCE AWARDS IN ANY FISCAL YEAR UNDER WHICH THE MAXIMUM AMOUNT OF CASH PAYABLE UNDER THE AWARD EXCEEDS $1,500,000.

          (E) TAX WITHHOLDING. EACH PARTICIPANT WHO HAS RECEIVED PERFORMANCE SHARES SHALL, UPON NOTIFICATION OF THE AMOUNT DUE, PAY TO THE COMPANY IN CASH AMOUNTS NECESSARY TO SATISFY ANY APPLICABLE FEDERAL, STATE AND LOCAL TAX WITHHOLDING REQUIREMENTS. IF THE PARTICIPANT FAILS TO PAY THE AMOUNT DEMANDED, THE COMPANY MAY WITHHOLD THAT AMOUNT FROM OTHER AMOUNTS PAYABLE BY THE COMPANY TO THE PARTICIPANT, INCLUDING SALARY, SUBJECT TO APPLICABLE LAW. WITH THE CONSENT OF THE BOARD OF DIRECTORS, A PARTICIPANT MAY SATISFY THIS OBLIGATION, IN WHOLE OR IN PART, BY HAVING THE COMPANY WITHHOLD FROM ANY SHARES TO BE ISSUED THAT NUMBER OF SHARES THAT WOULD SATISFY THE WITHHOLDING AMOUNT DUE OR BY DELIVERING COMMON STOCK TO THE COMPANY TO SATISFY THE WITHHOLDING AMOUNT.

          (F) EFFECT ON SHARES AVAILABLE. THE PAYMENT OF A PERFORMANCE-BASED AWARD IN CASH SHALL NOT REDUCE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE PLAN. THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE PLAN SHALL BE REDUCED BY THE NUMBER OF SHARES ISSUED UPON PAYMENT OF AN AWARD, LESS THE NUMBER OF SHARES SURRENDERED OR WITHHELD TO SATISFY WITHHOLDING OBLIGATIONS.

     [11. PERFORMANCE UNITS. The Board of Directors may grant performance units consisting of monetary units which may be earned in whole or in part if the Company achieves certain goals established by the Board of Directors over a designated period of time, but not in any event more than 10 years. The goals established by the Board of Directors may include earnings per share, return on shareholders' equity, return on invested capital, and such other goals as may be established by the Board of Directors. In the event that the minimum performance goal established by the Board of Directors is not achieved at the conclusion of a period, no payment shall be made to the participants. In the event the maximum corporate goal is achieved, 100 percent of the monetary value of the performance units shall be paid to or vested in the participants. Partial achievement of the maximum goal may result in a payment or vesting corresponding to the degree of achievement as determined by the Board of Directors. Payment of an award earned may be in cash or in Common Stock or in a combination of both, and may be made when earned, or vested and deferred, as the Board of Directors determines. Deferred awards shall earn interest on the terms and at a rate determined by the Board of Directors. Each participant who has been awarded a performance unit shall, upon notification of the amount due, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If the participant fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the participant, including salary or fees for services, subject to applicable law. With the consent of the Board of Directors a participant may satisfy this obligation, in whole or in part, by having the Company withhold from any shares to be issued that number of shares that would satisfy the withholding amount due or by delivering Common Stock to the Company to satisfy the withholding amount. The payment of a performance unit in cash shall not reduce the number of shares of Common Stock reserved for issuance under the Plan. The number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon payment of an award, less any shares surrendered or withheld to satisfy withholding obligations.]

     12. CHANGES IN CAPITAL STRUCTURE. If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, plan of exchange, recapitalization, reclassification, stock split-up, combination of shares or dividend payable in shares, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for awards under the Plan. In addition, the Board of Directors shall make appropriate adjustment in the number and kind of shares as to which outstanding options and stock appreciation rights, or portions thereof then unexercised, shall be exercisable, so that the optionee's proportionate interest before and after the occurrence of the event is maintained. The Board of Directors may also require that any securities issued in respect of or exchanged for shares issued hereunder that are subject to restrictions be subject to similar restrictions. Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors. Any such adjustments made by the Board of Directors shall be conclusive. In the event of dissolution of the Company or a merger, consolidation or plan of exchange affecting the Company, in lieu of providing for options and stock appreciation rights as provided above in this paragraph 12, the Board of Directors may, in its sole discretion, provide a 30-day period prior to such event during which optionees shall have the right to exercise options and stock appreciation rights in whole or in part without any limitation on exercisability and upon the expiration of which 30-day period all unexercised options and stock appreciation rights shall immediately terminate.

     13. CORPORATE MERGERS, ACQUISITIONS, ETC. The Board of Directors may also grant options, stock appreciation rights, PERFORMANCE-BASED AWARDS [performance units], stock bonuses and cash bonuses and issue restricted stock under the Plan having terms, conditions and provisions that vary from those specified in this Plan provided that any such awards are granted in substitution for, or in connection with, the assumption of existing options, stock appreciation rights, stock bonuses, cash bonuses, restricted stock and PERFORMANCE-BASED AWARDS [performance units] granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to which the Company or a subsidiary is a party.

     14. AMENDMENT OF PLAN. The Board of Directors may at any time, and from time to time, modify or amend the Plan in such respects as it shall deem advisable because of changes in the law while the Plan is in effect or for any other reason. Except as provided in paragraphs 6(a)(iv), 9 and 12, however, no change in an award already granted shall be made without the written consent of the holder of such award.

     15. APPROVALS. The obligations of the Company under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company's shares may then be listed, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under the Plan if such issuance or delivery would violate applicable state or federal securities laws.

     16. EMPLOYMENT AND SERVICE RIGHTS. Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of the Company or any subsidiary or interfere in any way with the right of the Company or any subsidiary by whom such employee is employed to terminate such employee's employment at any time, for any reason, with or without cause, or to decrease such employee's compensation or benefits, or (ii) confer upon any person engaged by the Company any right to be retained or employed by the Company or to the continuation, extension, renewal, or modification of any compensation, contract, or arrangement with or by the Company.

     17. RIGHTS AS A SHAREHOLDER. The recipient of any award under the Plan shall have no rights as a shareholder with respect to any Common Stock until the date of issue to the recipient of a stock certificate for such shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

                             FRED MEYER, INC.

                       Annual Meeting, June 27, 1995
                       Proxy/Voting Instruction Card

     I appoint Robert G. Miller, Kenneth Thrasher and Roger A. Cooke, individually and together, proxies with full power of substitution, to vote all of my Fred Meyer, Inc. common stock at the Annual Meeting of Shareholders to be held at the Red Lion Inn (East), Jantzen Beach, 909 N. Hayden Island Drive, Portland, Oregon, on Tuesday, June 27, 1995 at 1:00 p.m. and at any adjournment thereof; with all powers that I would possess if personally present.

     YOUR VOTE IS IMPORTANT. PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED.

- ---------------------------------------------------------------------------
                  PROXY/VOTING INSTRUCTION CARD         / X / Please mark
                                                              your votes
          _______________                                     like this
               Common


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1 AND 2


Item 1--Election of Directors
        NOMINEES: Saul A. Fox, A.M. Gleason, Jerome Kohlberg, Jr., Roger S. Meier, Michael W. Michelson, Robert G. Miller and Paul E. Raether

                     FOR      WITHHELD FOR ALL
                    /   /          /   /

To withhold authority to vote for any individual, draw a line through that nominee's name in the list provided.

Item 2--The amendments to the Company's 1990 Stock Incentive Plan.

                     FOR        AGAINST      ABSTAIN
                    /   /        /   /        /   /

Item 3--In their discretion, upon any and all such other matters as may come before this meeting or any adjournment thereof.

                                             I PLAN TO ATTEND MEETING  /  /

                                             COMMENTS/ADDRESS CHANGE   /  /
                                             Please mark this box if you
                                             have written comments/address
                                             change below


Signature(s) _________________________________________ Date _______________

Please sign exactly as name(s) appear(s) hereon. If acting as an executor, administrator, trustee, guardian, etc., you should so indicate in signing. If the shareholder is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each shareholder named should sign. Date and promptly return this card in the envelope provided.



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